Exhibit 10.10.7

DECRANE AIRCRAFT HOLDINGS, INC.

FOURTH AMENDMENT
TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This FOURTH AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is dated as of December 10, 2003 and entered into by and among DeCrane Aircraft Holdings, Inc., a Delaware corporation (“Company”), the financial institutions listed on the signature pages hereof (“Lenders”), Credit Suisse First Boston (successor to DLJ Capital Funding, Inc.), as syndication agent for Lenders (in such capacity, “Syndication Agent”) and as administrative agent for Lenders (in such capacity, “Administrative Agent”), and is made with reference to that certain Third Amended and Restated Credit Agreement, dated as of May 11, 2000, as amended by a First Amendment to Third Amended and Restated Credit Agreement, dated as of June 30, 2000, as further amended by an Increased Commitments Agreement to Third Amended and Restated Credit Agreement, dated as of April 27, 2001, as further amended by a Second Amendment to Third Amended and Restated Credit Agreement dated as of March 19, 2002 and as further amended by a Third Amendment to Third Amended and Restated Credit Agreement dated as of March 31, 2003 (the “Credit Agreement”), by and among Company, the lenders listed on the signature pages thereof, Syndication Agent and Administrative Agent.  Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

RECITALS

WHEREAS, Company and Lenders desire to amend the Credit Agreement to (i) extend the Revolving Loan Commitment Termination Date, (ii) extend the scheduled repayment dates of the Term Loans, (iii) modify the financial covenants in certain respects, (iv) increase the commitment fees payable by Company with respect to the Revolving Loans, and (v) make certain other amendments as set forth below;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1.   AMENDMENTS TO THE CREDIT AGREEMENT

1.1       Amendments to Section 1: Definitions

A.                                   Subsection 1.1 of the Credit Agreement is hereby amended by adding thereto the following definitions, which shall be inserted in proper alphabetical order:

“Net Bank Debt” means, at any date, the outstanding principal amount of all Loans and Letters of Credit less Cash and Cash Equivalents held by Company and its Subsidiaries, in each case at such date.

“Net Bank Debt Ratio” means, at the end of any Fiscal Quarter, subject to subsection 1.2(b), the ratio of (a) Net Bank Debt as of the last day of such Fiscal Quarter to

(b) Consolidated EBITDA for the consecutive four Fiscal Quarters ending on the last day of such Fiscal Quarter.

“Second Lien Facility Closing Date” means the date that Company receives Net Securities Proceeds aggregating at least $70,000,000 from the issuance of Permitted Indebtedness and the conditions to the issuance of Permitted Indebtedness required by this Agreement and any amendment thereto have been satisfied.

B.                                     Subsection 1.1 of the Credit Agreement is further amended by adding, in the definition of the term “Change of Control”, (1) the phrase, “Liens described in subsection 7.2A(xi)” after the phrase “Liens created under the Loan Documents” in clause (i) thereof and (2) the phrase “or Permitted Indebtedness” after the phrase “any Subordinated Indebtedness” in clause (iv) thereof.”

C.                                     Subsection 1.1 of the Credit Agreement is further amended by (a) deleting “the Permitted Indebtedness or” in clause (i) of the definition of “Intercreditor Agreement,” and (b) deleting clause (ii) in the definition of “Intercreditor Agreement” in its entirety and substituting the following therefor:

“(ii) no Holder of Permitted Indebtedness may take any action as Designated Senior Indebtedness under the Senior Subordinated Note Indenture, unless the Obligations and any refinancing of the Obligations (provided any such refinancing is secured by a First Priority Lien on the Collateral) have been paid in full in cash, all Letters of Credit have expired or been surrendered to Issuing Lender or cash collateralized in a manner satisfactory to Syndication Agent and the Revolving Loan Commitments have been terminated;”

D.                                    Subsection 1.1 of the Credit Agreement is further amended by deleting the definition of “Issuing Lender” in its entirety and substituting the following therefor:

“Issuing Lender” means any Lender that at the request of Company agrees to issue a Letter of Credit pursuant to subsection 3.1(B)(ii) and, for purposes of that certain Letter of Credit issued for the benefit of Royal Indemnity Company on behalf of itself and its affiliated companies in the face amount of $400,000, Bank One NA, until such Letter of Credit is surrendered or expires.

E.                                      Subsection 1.1 of the Credit Agreement is further amended by replacing the term “First Chicago” with “DLJ” each time such term appears in the definitions of “Corporate Base Rate,” “Eurodollar Base Rate,” and “Swing Line Lender,” and by deleting the definition of “First Chicago.”

F.                                      Subsection 1.1 of the Credit Agreement is further amended, effective upon the Second Lien Facility Closing Date, by deleting the definition of “Working Capital Loan Commitment Termination Date”.

G.                                     Subsection 1.1 of the Credit Agreement is further amended, effective upon the Second Lien Facility Closing Date, by deleting the definitions of “Permitted

Indebtedness,” “Revolving Loan Commitment Termination Date” and “Subdebt Reduction Event” and replacing them with the following:

“Permitted Indebtedness”  means up to $100,000,000 in aggregate principal amount of Indebtedness (plus any amounts paid in kind or otherwise accreted to the original principal amount to satisfy interest obligations) which (a) shall (i) provide for no scheduled redemptions, scheduled prepayments (excluding requirements to prepay or purchase upon asset sales, change of control events, equity contributions and other similar prepayment events and excluding any requirement to prepay upon an acceleration), sinking fund installment payments or maturities prior to June 30, 2008 and (ii) not bear cash interest in excess of 12% per annum or, with respect to up to $10,000,000 of such Permitted Indebtedness, a floating rate equal to either (1) 8.5% per annum plus a rate based on applicable Eurodollar rates or (2) 7.5% per annum plus a rate based on the prime rate of the agent for such Permitted Indebtedness, (b) may be secured by Liens on all or a portion of the Collateral, subject to an Intercreditor Agreement, and (c) shall be issued pursuant to documentation containing covenants, defaults, remedies and other material terms in form and substance satisfactory to Syndication Agent.

“Revolving Loan Commitment Termination Date” means March 31, 2006.

“Subdebt Reduction Event” means the first issuance after April 1, 2003 of Permitted Indebtedness (other than Permitted Indebtedness issued on the Second Lien Facility Closing Date) in a principal amount equal to or greater than $50 million.

1.2       Amendment to Subsection 1.2:  Accounting Terms; Utilization of GAAP for Purposes of Calculations under Agreement.

Subsection 1.2(b) of the Credit Agreement is hereby amended, effective upon the Second Lien Facility Closing Date, by inserting “, Net Bank Debt Ratio” after “Consolidated Leverage Ratio.”

1.3       Amendment to Subsection 2.1:  Commitments; Making of Loans; Notes.

Subsection 2.1A(iii) is hereby amended to read in full as follows:

(iii)                               “Revolving Loans.  Each Revolving Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Company from time to time during the period from the Second Amendment Closing Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5B.  As of December 10, 2003, the aggregate amount of the Revolving Loan Commitments is $40,000,000, and, on the Second Lien Facility Closing Date the aggregate amount of the Revolving Loan Commitments shall be reduced to $24,000,000; provided that the Revolving Loan Commitments of the Revolving Lenders shall be adjusted to give effect to any assignments of the Revolving Loan Commitments pursuant to subsection

10.1B; and provided further that the amount of the Revolving Loan Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4B(ii).  Each Revolving Lender’s Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date.  Amounts borrowed under this subsection 2.1A(iii) may be repaid and, at any time to but excluding the Revolving Loan Commitment Termination Date, reborrowed.

Anything contained in this Agreement to the contrary notwithstanding, in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect.”

1.4       Amendment to Subsection 2.2:  Interest on the Loans.

Subsection 2.2B(v) is hereby amended to read in full as follows effective on the Second Lien Facility Closing Date:

“(v)                           no Interest Period with respect to any portion of the Tranche A Term Loans shall extend beyond March 31, 2006, no Interest Period with respect to any portion of the Tranche B Term Loans shall extend beyond March 31, 2007, no Interest Period with respect to any portion of the Tranche D Term Loans shall extend beyond December 31, 2007 and no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;”

1.5       Amendment to Subsection 2.3:  Fees

Subsection 2.3A is hereby amended to read in full as follows:

“A.                              Commitment Fees.  Company agrees to pay to Administrative Agent, for distribution to each Revolving Lender in proportion to that Lender’s Pro Rata Share of the Revolving Loan Commitments, commitment fees for each day during the period from and including the Second Lien Facility Closing Date to and excluding the Revolving Loan Commitment Termination Date (or, if earlier, the date of termination of the Revolving Loan Commitments in their entirety) on the excess on such day of the Revolving Loan Commitments over the sum of (i) the aggregate principal amount of outstanding Revolving Loans on such day plus (ii) the Letter of Credit Usage (but not including any outstanding Swing Line Loans) on such day at a rate per annum equal to the commitment fee percentage set forth below opposite the Consolidated Leverage Ratio as set forth in the most recent Margin Determination Certificate delivered pursuant to subsection 6.1(iv), depending on utilization of the Revolving Loan Commitments (i.e., if the Total Utilization of Revolving Loan Commitments exceeds 50% of the Revolving Loan Commitments as of any date, the commitment fee percentage will be the lower of the two rates per annum set forth below opposite the relevant Consolidated Leverage Ratio):

	Revolving Loan Commitment Fee Percentage
Consolidated Leverage Ratio	Utilization Less Than or Equal to 50%	Utilization Greater Than 50%

Greater than or equal to 5.00:1.00	1.50%	1.25%

Greater than or equal to 4.00:1.00 but less than 5.00:1.00	1.375%	1.125%

Greater than or equal to 3.00:1.00 but less than 4.00:1.00	1.30%	1.05%

Less than 3.00:1.00	1.25%	1.00%

such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on each Quarterly Date of each year, commencing on the first such date to occur after the Second Lien Facility Closing Date, and on the Revolving Loan Commitment Termination Date.  Changes in the applicable commitment fee rate for Revolving Loan Commitments resulting from a change in the Consolidated Leverage Ratio shall become effective as provided in subsection 2.3C. In the event that Company fails to deliver a Margin Determination Certificate timely in accordance with the provisions of subsection 6.1(iv), from the time such Margin Determination Certificate was required to be delivered until such date as such a Margin Determination Certificate is actually delivered, the applicable commitment fee percentage shall be the maximum percentage amount set forth above per annum.  Commitment Fees for periods prior to the Second Lien Facility Closing Date shall accrue as provided in this Agreement as in effect prior to the Second Lien Facility Closing Date.”

1.6       Amendments to Subsection 2.4:  Repayments, Prepayments and Reductions in Loan Commitments; General Provisions Regarding Payments

A.                                   Subsection 2.4A of the Credit Agreement is amended to read as follows, effective upon the Second Lien Facility Closing Date:

“A.                             Scheduled Payments of Tranche A Term Loans, Tranche B Term Loans and Tranche D Term Loans.

(i)                                     Scheduled Payments of Tranche A Term Loans.  As of December 10, 2003, giving effect to prepayments and repayments made by Company on or prior to such date, the outstanding principal amount of the Tranche A Term Loans is $11,508,141.  After giving effect to the mandatory prepayment required by reason of the issuance of Permitted Indebtedness on the Second Lien Facility Closing Date, the outstanding principal amount of the Tranche A Term Loans will be $6,904,885.  After the Second Lien Facility Closing Date, Company shall make principal payments on the Tranche A Term Loans on each of the following dates in the aggregate amount set forth opposite such date in the table set forth below:

Scheduled Repayment Date	Scheduled Repayment of Tranche A Term Loans
December 31, 2005	$2,639,260
March 31, 2006	$4,265,625
Total	$6,904,885

; provided that the scheduled installments of principal of the Tranche A Term Loans set forth above shall be reduced by an amount equal to the aggregate principal amount of any voluntary or mandatory prepayments of the Tranche A Term Loans in accordance with subsection 2.4B(iv); and provided, further that the Tranche A Term Loans and all other amounts owed hereunder with respect to the Tranche A Term Loans shall be paid in full no later than March 31, 2006, and the final installment payable by Company in respect of the Tranche A Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Tranche A Term Loans.

(ii)                                  Scheduled Payments of Tranche B Term Loans.  As of December 10, 2003, giving effect to prepayments and repayments made by Company on or prior to such date, the outstanding principal amount of the Tranche B Term Loans is $66,515,769.  After giving effect to the mandatory prepayment required by reason of the issuance of Permitted Indebtedness on the Second Lien Facility Closing Date, the outstanding principal amount of the Tranche B Term Loans will be $39,909,461.  After the Second Lien Facility Closing Date, Company shall make principal payments on the Tranche B Term Loans on each of the following dates in the aggregate amount set forth opposite such date in the table set forth below:

Scheduled Repayment Date	Scheduled Repayment of Tranche B Term Loans
December 31, 2006	$8,084,461
March 31, 2007	$31,825,000
Total	$39,909,461

; provided that the scheduled installments of principal of the Tranche B Term Loans set forth above shall be reduced by an amount equal to the aggregate principal amount of any voluntary or mandatory prepayments of the Tranche B Term Loans in accordance with subsection 2.4B(iv); and provided, further that the Tranche B Term

Loans and all other amounts owed hereunder with respect to the Tranche B Term Loans shall be paid in full no later than March 31, 2007, and the final installment payable by Company in respect of the Tranche B Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Tranche B Term Loans.

(iii)                               Scheduled Payments of Tranche D Term Loans.  As of December 10,  2003, giving effect to prepayments and repayments made by Company on or prior to such date, the outstanding principal amount of the Tranche D Term Loans is $56,177,729.  After giving effect to the mandatory prepayment required by reason of the issuance of Permitted Indebtedness on the Second Lien Facility Closing Date, the outstanding principal amount of the Tranche D Term Loans will be $33,706,637.  After the Second Lien Facility Closing Date, Company shall make principal payments on the Tranche D Term Loans on each of the following dates in the aggregate amount set forth opposite such date in the table set forth below:

Scheduled Repayment Date	Scheduled Repayment of Tranche D Term Loans
September 30, 2007	$7,173,825
December 31, 2007	$26,532,812
Total	$33,706,637

; provided that the scheduled installments of principal of the Tranche D Term Loans set forth above shall be reduced by an amount equal to the aggregate principal amount of any voluntary or mandatory prepayments of the Tranche D Term Loans in accordance with subsection 2.4B(iv); and provided, further that the Tranche D Term Loans and all other amounts owed hereunder with respect to the Tranche D Term Loans shall be paid in full no later than December 31, 2007 and the final installment payable by Company in respect of the Tranche D Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Tranche D Term Loans.”

B.                                     Subsection 2.4B(iii)(c) of the Credit Agreement is hereby amended by deleting the last proviso thereof and substituting the following therefor:

“; provided further that, notwithstanding the foregoing, the Net Securities Proceeds from the issuance of any Permitted Indebtedness shall be applied to the prepayment of Loans as provided in subsection 2.4B(iv)(b) no later than the first Business Day following receipt thereof.”

C.                                     Subsection 2.4B(iv)(b) of the Credit Agreement is hereby amended by adding at the end thereof a further proviso as follows:

“; provided further that, notwithstanding the foregoing, (i) of the Net Securities Proceeds from the issuance of Permitted Indebtedness on the Second Lien Facility Closing Date, $53,680,656 shall be applied to the prepayment of the Term Loans as provided in subsection 2.4B(iv)(c) and up to 100% of the remaining Net Securities Proceeds shall be applied to the prepayment of the Revolving Loans to the extent of such outstanding Revolving Loans, and (ii) 50% of the Net Securities Proceeds from the issuance of any Permitted Indebtedness after the Second Lien Facility Closing Date shall be applied to the prepayment of the Loans as provided in subsection 2.4B(iv)(c), and the balance, in each case, may be retained by Company for general corporate purposes.”

1.7       Amendments to Section 3:  Letters of Credit

A.                                   Subsection 3.1A(iii) of the Credit Agreement is hereby amended by adding at the end thereof a further proviso as follows:

“provided further that nothing in this clause (iii) shall obligate Bank One NA, as Issuing Lender, to extend that certain Letter of Credit issued for the benefit of Royal Indemnity Company in the face amount of $400,000 beyond December 31, 2003, the scheduled expiration of such Letter of Credit.”

B.                                     Subsection 3.1.B(ii) of the Credit Agreement is hereby amended to read as follows:

“(ii)                            Issuing Lender.  Company may request any Lender to issue a Letter of Credit.  If such Lender agrees to issue such Letter of Credit, such Lender shall promptly notify Company and Administrative Agent that it has elected to issue such Letter of Credit and such Lender shall thereafter be the Issuing Lender of such Letter of Credit.”

1.8       Amendment to Section 6:  Company’s Affirmative Covenants

Subsection 6.5 of the Credit Agreement is hereby amended by adding the following phrase at the end of the first sentence thereof:  “unless otherwise consented to by Company”.

1.9       Amendments to Section 7:  Company’s Negative Covenants

A.                                   Subsection 7.2C of the Credit Agreement is hereby amended by inserting “and, with respect solely to clauses (ii) and (iii) below, any Indebtedness incurred in reliance on Section 7.1(x)” at the end of clause (y) after “(viii)”.

B.                                     Subsection 7.3(xi) of the Credit Agreement is hereby amended to read as follows:

“(xi)                          Company and its Subsidiaries may (x) continue to own Investments in the form of loans made prior to the Second Lien Facility Closing Date to officers, directors and employees of the Company and its

Subsidiaries for the sole purpose of purchasing common stock of Parent (or purchases of such loans made by others) and (y) make and own Investments in the form of loans to Global Technology Partners in an aggregate principal amount not to exceed $1,000,000 for the sole purpose of purchasing common stock of Parent;

C.                                     Subsection 7.3(xiii) of the Credit Agreement is hereby amended by replacing “$10,000,000” with “5,000,000” and adding at the end thereof a proviso as follows:

“; provided that such Investments are with respect to businesses similar or related to the businesses engaged in by Company and its Subsidiaries.”

D.                                    Subsection 7.5 of the Credit Agreement is hereby amended by deleting the text of clauses (ii) and (iv).

E.                                      Subsection 7.6A of the Credit Agreement is hereby amended by adding after the table at the end thereof the following:

“; provided further that, notwithstanding the foregoing, effective upon the Second Lien Facility Closing Date, the immediately preceding table shall be amended in its entirety for all periods from and including the Fourth Fiscal Quarter 2003, as follows:

Period	Minimum Fixed Charge Coverage Ratio
4th Fiscal Quarter, 2003	.70	x
1st Fiscal Quarter, 2004	.75	x
2nd Fiscal Quarter, 2004	.70	x
3rd Fiscal Quarter, 2004	.70	x
4th Fiscal Quarter, 2004	.75	x
1st Fiscal Quarter, 2005	.85	x
2nd Fiscal Quarter, 2005	.90	x
3rd Fiscal Quarter, 2005	.90	x
4th Fiscal Quarter, 2005	.80	x
1st Fiscal Quarter, 2006	.80	x
2nd Fiscal Quarter, 2006	.80	x
3rd Fiscal Quarter, 2006	.75	x
4th Fiscal Quarter, 2006 and thereafter	.75	x”

F.                                      Subsection 7.6B of the Credit Agreement is hereby amended to read in full as follows, effective upon the Second Lien Facility Closing Date:

“B.                             Maximum Net Bank Debt Ratio.  Company shall not permit the Net Bank Debt Ratio as of the last day of any Fiscal Quarter, beginning with the Fourth Fiscal Quarter 2003 (or if the Second Lien Facility Closing Date occurs after the Fourth Fiscal Quarter 2003, the first Fiscal Quarter ended on or after the Second Lien

Facility Closing Date), occurring during any period set forth below to exceed the correlative ratio indicated:

Period	Minimum Fixed Charge Coverage Ratio
4th Fiscal Quarter, 2003	3.45	x
1st Fiscal Quarter, 2004	3.60	x
2nd Fiscal Quarter, 2004	3.75	x
3rd Fiscal Quarter, 2004	3.85	x
4th Fiscal Quarter, 2004	3.30	x
1st Fiscal Quarter, 2005	3.15	x
2nd Fiscal Quarter, 2005	2.95	x
3rd Fiscal Quarter, 2005	2.90	x
4th Fiscal Quarter, 2005	2.80	x
1st Fiscal Quarter, 2006	2.65	x
2nd Fiscal Quarter, 2006	2.55	x
3rd Fiscal Quarter, 2006	2.45	x
4th Fiscal Quarter, 2006 and thereafter	2.35	x”

G.                                     Subsection 7.6C of the Credit Agreement is hereby amended by adding after the table at the end thereof the following:

“; provided further that, notwithstanding the foregoing, effective upon the Second Lien Facility Closing Date, the immediately preceding table shall be amended in its entirety for all periods from and including the Fourth Fiscal Quarter 2003 (or if the Second Lien Facility Closing Date occurs after the Fourth Fiscal Quarter 2003, from and including the first Fiscal Quarter ended on or after the Second Lien Facility Closing Date), as follows:

Quarter Ended	Minimum EBITDA Amount
4th Fiscal Quarter, 2003	$24,000,000
1st Fiscal Quarter, 2004	24,600,000
2nd Fiscal Quarter, 2004	23,900,000
3rd Fiscal Quarter, 2004	24,200,000
4th Fiscal Quarter, 2004	26,400,000
1st Fiscal Quarter, 2005	29,000,000
2nd Fiscal Quarter, 2005	30,600,000
3rd Fiscal Quarter, 2005	32,400,000
4th Fiscal Quarter, 2005	32,300,000
1st Fiscal Quarter, 2006	33,800,000
2nd Fiscal Quarter, 2006	35,300,000
3rd Fiscal Quarter, 2006	36,800,000
4th Fiscal Quarter, 2006 and thereafter	38,200,000”

H.                                    Subsection 7.6D of the Credit Agreement is hereby amended by adding after the table at the end thereof the following:

“; provided further that, notwithstanding the foregoing, effective upon the Second Lien Facility Closing Date, the immediately preceding table shall be amended in its entirety for all periods from and including the Fourth Fiscal Quarter 2003 (or if the Second Lien Facility Closing Date occurs after the Fourth Fiscal Quarter 2003, from and including the first Fiscal Quarter ended on or after the Second Lien Facility Closing Date), as follows:

Period	Minimum Interest Coverage Ratio
4th Fiscal Quarter, 2003	1.00	x
1st Fiscal Quarter, 2004	.95	x
2nd Fiscal Quarter, 2004	.90	x
3rd Fiscal Quarter, 2004	.85	x
4th Fiscal Quarter, 2004	.90	x
1st Fiscal Quarter, 2005	.95	x
2nd Fiscal Quarter, 2005	1.00	x
3rd Fiscal Quarter, 2005	1.05	x
4th Fiscal Quarter, 2005	1.05	x
1st Fiscal Quarter, 2006	1.05	x
2nd Fiscal Quarter, 2006	1.10
3rd Fiscal Quarter, 2006	1.15
4th Fiscal Quarter, 2006	1.15
1st Fiscal Quarter, 2007 and thereafter	1.20	”

I.                                         Subsection 7.6E of the Credit Agreement is hereby amended by adding after the table at the end thereof the following:

“; provided further that, notwithstanding the foregoing, effective upon the Second Lien Facility Closing Date, the immediately preceding table shall be amended in its entirety for all periods from and including the Fourth Fiscal Quarter 2003 (or if the Second Lien Facility Closing Date occurs after the Fourth Fiscal Quarter 2003, from and including the first Fiscal Quarter ended on or after the Second Lien Facility Closing Date), as follows:

Period	Maximum Net Senior Debt Ratio
4th Fiscal Quarter 2003	7.10	x
1st Fiscal Quarter, 2004	7.20	x
2nd Fiscal Quarter, 2004	7.50	x
3rd Fiscal Quarter, 2004	7.55	x
4th Fiscal Quarter, 2004	6.70	x
1st Fiscal Quarter, 2005	6.25	x
2nd Fiscal Quarter, 2005	5.90	x
3rd Fiscal Quarter, 2005	5.70	x
4th Fiscal Quarter, 2005	5.65	x
1st Fiscal Quarter, 2006	5.40	x

Period	Maximum Net Senior Debt Ratio
2nd Fiscal Quarter, 2006	5.20	x
3rd Fiscal Quarter, 2006	5.00	x
4th Fiscal Quarter, 2006 and thereafter	4.75	x"

J.                                        Subsection 7.7(xii) of the Credit Agreement is hereby amended by replacing “75%” in clause (y) with “90%”.

K.                                    Subsection 7.12 of the Credit Agreement is hereby amended by replacing “10%” with “5%”, inserting “consistent with past practice” at the end of clauses (ii) and (v) thereof and inserting “or any Intercreditor Agreement” at the end of clause (ix) thereof.

L.                                      Subsection 7.15C of the Credit Agreement is hereby amended by inserting “(other than any Permitted Indebtedness issued on the Second Lien Facility Closing Date)” after “Indebtedness.”

M.                                 Subsection 7.15 of the Credit Agreement is hereby amended by adding at the end thereof a new subparagraph D as follows:

“D.                              Company shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the terms of any Permitted Indebtedness, or make any amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate or fees on such Permitted Indebtedness, increase the cash component of interest payments, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral or add collateral as to which a First Priority Lien has been granted to Administrative Agent for the benefit of Lenders), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder to the detriment of Lenders or to confer any additional rights on the holders of such Permitted Indebtedness (or a trustee or other representative on their behalf) which would be adverse to Lenders.”

1.10                        Amendment to Section 9.3:  Successor Agents and Swing Line Lender.  Subsection 9.3B of the Credit Agreement is hereby amended by deleting “First Chicago” and by inserting “DLJ” in lieu thereof.

Section 2.   CONDITIONS TO EFFECTIVENESS; SECOND LIEN FACILITY CLOSING DATE

A.                                   Section 1 of this Amendment shall become effective only upon the satisfaction of all of the following conditions precedent and the conditions set forth in Section 5E hereof (the date of satisfaction of such conditions being referred to herein as the “Fourth Amendment Effective Date”); provided that, certain provisions of Section 1 shall become effective upon consent by Requisite Lenders and certain other provisions of Section 1 shall become effective only upon consent by each Lender (as noted in clause (3) below):

1.               On or before the Fourth Amendment Effective Date, Company shall deliver to Lenders (or to Syndication Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following, each, unless otherwise noted, dated the Fourth Amendment Effective Date:

(a)          Resolutions of its Board of Directors approving and authorizing the execution, delivery, and performance of this Amendment and of allonges to the Notes (the “Allonges”) in accordance with subsection B.3 below, certified as of the Fourth Amendment Effective Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

(b)         Signature and incumbency certificates of its officers executing this Amendment and any Allonges; and

(c)          Executed originals of this Amendment, executed by Parent, Company and each Subsidiary Guarantor.

2.               Lenders shall have received originally executed copies of one or more favorable written opinions of Davis Polk & Wardwell, Spolin Silverman Cohen & Bartlett LLP and other counsel reasonably acceptable to the Agents, each counsel for Company, in form and substance reasonably satisfactory to Syndication Agent and its counsel, dated as of the Fourth Amendment Effective Date and setting forth, collectively, substantially the matters in the opinions designated in Annex A to this Amendment.

3.               Executed originals of this Amendment executed by (a) as to Section 1.1 (other than Sections 1.1A, 1.1F and 1.1G), Section 1.7, Section 1.8, Section 1.9D and Section 1.10, Requisite Lenders, and (b) as to each other provision of Section 1 of this Amendment, each Lender.

4.               All fees and expenses owing to Administrative Agent in connection with this Amendment pursuant to Section 5B that have been invoiced to Company at least one Business Day prior to the Fourth Amendment Effective Date shall be paid to Administrative Agent on the Fourth Amendment Effective Date.

5.               All documents executed or submitted in connection with the transactions contemplated hereby by or on behalf of Parent, Company or any of its Subsidiaries shall be reasonably satisfactory in form and substance to Agents and their counsel; Agents and their counsel shall have received all information, approvals, opinions, documents or instruments that Agents or their counsel shall have reasonably requested, including as may be requested in connection with the receipt of executed originals pursuant to Section 2A(3)(b) of this Amendment, if such receipt occurs after the date that all other conditions specified in this Section 2A have been satisfied.

B.                                     On the Second Lien Facility Closing Date,

1.               Company shall have paid any and all amendment fees due in connection with this Amendment.

2.               Company shall have received Net Securities Proceeds equal to at least $70,000,000 from the issuance and sale of Permitted Indebtedness.

3.               Upon request of any Lender at least three Business Days prior to the Second Lien Facility Closing Date, such Lender shall have received an Allonge to such Lender’s Note, reflecting the extension of the maturity date thereof.

4.                                       Syndication Agent shall have received executed originals of documentation satisfactory to it evidencing the Permitted Indebtedness issued on the Second Lien Facility Closing Date demonstrating compliance with the provisions of the Credit Agreement, including the Intercreditor Agreement and the opinion of counsel required by subsection 7.1(x) of the Credit Agreement.

Section 3.   COMPANY’S REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Amendment and to amend the Credit Agreement in the manner provided herein, Company represents and warrants to each Lender that the following statements are true, correct and complete on and as of the Fourth Amendment Effective Date:

A.                                   Corporate Power and Authority.  Each of Company and its Subsidiaries has all requisite corporate power and authority to enter into this Amendment and the Allonges and to carry out the transactions contemplated by, and perform its obligations under, the Credit Agreement as amended by this Amendment and the Revolving Notes as amended by the Allonges (the “Amended Agreements”).

B.                                     Authorization of Agreement.  The execution and delivery of this Amendment and the performance of the Amended Agreements have been duly authorized by all necessary corporate action on the part of each of Company and its Subsidiaries.

C.                                     No Conflict.  The execution, delivery and performance by each of Company and each of its Subsidiaries of this Amendment, and the performance by Company of the Amended Agreements do not and will not (i) violate any provision of (x) any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries where such violations in the aggregate have had or could reasonably be expected to have a Material Adverse Effect, (y) the Certificate or the Articles of Incorporation or Bylaws (or any other organization document) of Parent, Company or any of Company’s Subsidiaries or (z) any order, judgment or decree of any court or other agency of government binding on Company or any of Company’s Subsidiaries where such violations in the aggregate have had or could reasonably be expected to have a Material Adverse Effect, (ii) conflict with, result in a breach of or constitute a default under any Contractual Obligation of Parent, Company or any of its Subsidiaries where such conflict, breach or default in the aggregate have had or could reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of Company’s Subsidiaries (other than Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), or (iv) require any approval of or consent of any Person under any Contractual Obligation of Parent, Company or any of Company’s Subsidiaries, except for this Amendment and such approvals or consents the failure of which to obtain has not had and could not reasonably be expected to have a Material Adverse Effect.

D.                                    Governmental Consents.  The execution, delivery and performance by each of Company and each of its Subsidiaries of this Amendment and the performance by Company of the Amended Agreements do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body other than any such registrations, consents, approvals, notices or other actions (x) that have been made, obtained or taken on or prior to the date on which such registrations, consents, approvals, notices or other actions are required to be made, obtained or taken, as the case may be, and are in full force and effect or (y) the failure of which to make, obtain or take has not had and could not reasonably be expected to have a Material Adverse Effect.

E.                                      Binding Obligation.  Each of this Amendment and the Amended Agreements has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

F.                                      Incorporation of Representations and Warranties From Credit Agreement.  The representations and warranties contained in Section 5 of the Credit Agreement are and will be true, correct and complete in all material respects on and as of the Fourth Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

G.                                     Absence of Default.  No event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute an Event of Default or a Potential Event of Default.

Section 4.   ACKNOWLEDGEMENT AND CONSENT

Each of Parent and the Subsidiary Guarantors (each a “Guarantor”) is a party to a Guaranty and each such Guarantor has guarantied the Obligations.

Each Guarantor hereby acknowledges that it has reviewed the terms and provisions of the Credit Agreement and this Amendment and consents to the amendment of the Credit Agreement effected pursuant to this Amendment.  Each Guarantor hereby confirms that the Guaranty to which it is a party or otherwise bound will continue to guaranty to the fullest extent possible the payment and performance of all “Guarantied Obligations” as such term is defined in the applicable Guaranty, including without limitation the payment and performance of all such “Guarantied Obligations” in respect of the Obligations of Company now or hereafter existing under or in respect of the Amended Agreements.

Each Guarantor (a) acknowledges and agrees that the Guaranty to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment;  (b) represents and warrants that all representations and warranties contained in the Amended Agreements and in the Guaranty to which it is a party or otherwise bound are true, correct and complete in all material respects on and as of the Fourth Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date; and (c) acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Guarantor is not required by the terms of the Credit Agreement or any other Loan Document to consent to the amendments to the Credit Agreement effected pursuant to this Amendment and (ii) nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Guarantor to any future amendments to the Credit Agreement.

Section 5.   MISCELLANEOUS

A.                                   Effect of Amendment.  Reference to and effect on the Credit Agreement and the other Loan Documents.

(i)                                     On and after the Fourth Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Amended Agreements.

(ii)                                  On and after the Fourth Amendment Effective Date, each reference in the other Loan Documents to the “Lenders,” “Commitments,” or words of like import shall mean and be a reference to the Lenders and Commitments as amended by this Agreement.

(iii)                               Except as specifically amended by this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(iv)                              The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of Agents or any Lender under, the Credit Agreement or any of the other Loan Documents.

B.                                     Fees and Expenses.  Company acknowledges that all costs, fees and expenses as described in subsection 10.2 of the Credit Agreement incurred by Agents and their counsel with respect to this Amendment and the documents and transactions contemplated hereby shall be for the account of Company.

C.                                     Headings.  Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

D.                                    Applicable Law.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

E.                                      Counterparts; Effectiveness.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  This Amendment (other than the provisions of Section 1 hereof, the effectiveness of which is governed by Section 2 hereof) shall become effective upon the execution of a counterpart hereof by Company, Requisite Lenders, Syndication Agent and Guarantors and receipt by Company and Agents of written or telephonic notification of such execution and authorization of delivery thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

DECRANE AIRCRAFT HOLDINGS, INC., a Delaware corporation

By:
Name: Richard J. Kaplan
Title: Senior Vice President and Chief Financial Officer

AUDIO INTERNATIONAL, INC., an Arkansas corporation (for purposes of Section 4 only) as a Subsidiary Guarantor

By:
Name: Richard J. Kaplan
Title: Chief Financial Officer and Secretary

CARL F. BOOTH & CO., LLC, a Delaware limited liability company (for purposes of Section 4 only) as a Subsidiary Guarantor

By:
Name: Richard J. Kaplan
Title: Chief Financial Officer and Secretary

CUSTOM WOODWORK & PLASTICS, LLC., a Delaware limited liability company (for purposes of Section 4 only) as a Subsidiary Guarantor

By:
Name: Richard J. Kaplan
Title: Chief Financial Officer and Secretary

DAH-IP HOLDINGS, INC., a Delaware corporation (for purposes of Section 4 only) as a Subsidiary Guarantor

By:
Name: Richard J. Kaplan
Title: Chief Financial Officer and Secretary

DAH-IP INFINITY, INC., a Delaware corporation (for purposes of Section 4 only) as a Subsidiary Guarantor

By:
Name: Richard J. Kaplan
Title: Chief Financial Officer and Secretary

DECRANE AIRCRAFT FURNITURE CO., L.P., a Texas limited partnership
By: DAH-IP Holdings, Inc., a Delaware corporation, its General Partner (for purposes of Section 4 only) as a Subsidiary Guarantor

By:
Name: Richard J. Kaplan
Title: Chief Financial Officer and Secretary

DECRANE AIRCRAFT SEATING COMPANY, INC., a Wisconsin corporation (for purposes of Section 4 only) as a Subsidiary Guarantor

By:
Name: Richard J. Kaplan
Title: Chief Financial Officer and Secretary

DECRANE CABIN INTERIORS, LLC, a Delaware limited liability company (for purposes of Section 4 only) as a Subsidiary Guarantor

By:
Name: Richard J. Kaplan
Title: Chief Financial Officer and Secretary

HOLLINGSEAD INTERNATIONAL, INC., a California corporation (for purposes of Section 4 only) as a Subsidiary Guarantor

By:
Name: Richard J. Kaplan
Title: Chief Financial Officer and Secretary

PATS, INC., a Maryland corporation (for purposes of Section 4 only) as a Subsidiary Guarantor

By:
Name: Richard J. Kaplan
Title: Chief Financial Officer and Secretary

PCI NEWCO., INC., a Kansas corporation (for purposes of Section 4 only) as a Subsidiary Guarantor

By:
Name: Richard J. Kaplan
Title: Chief Financial Officer and Secretary

PPI HOLDINGS, INC., a Kansas corporation (for purposes of Section 4 only) as a Subsidiary Guarantor

By:
Name: Richard J. Kaplan
Title: Chief Financial Officer and Secretary

PRECISION PATTERN, INC., a Kansas corporation (for purposes of Section 4 only) as a Subsidiary Guarantor

By:
Name: Richard J. Kaplan
Title: Chief Financial Officer and Secretary

THE INFINITY PARTNERS, LTD., a Texas limited partnership
by: DAH-IP Holdings, Inc., a Delaware limited partnership, its general partner (for purposes of Section 4 only) as a Subsidiary Guarantor

By:
Name: Richard J. Kaplan
Title: Chief Financial Officer and Secretary

DECRANE HOLDINGS CO., a Delaware corporation (for purposes of Section 4 only) as a guarantor

By:
Name: Richard J. Kaplan
Title: Assistant Secretary

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch (successor to DLJ Capital Funding, Inc.), as a Lender, Syndication Agent and Adminstrative Agent

By:
Name:
Title:

By:
Name:
Title:

, as a Lender

By:
Name:
Title: